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             RURAL CELLULAR CORPORATION ANNOUNCES INTENT TO ACQUIRE
           MAINE WIRELESS LICENSES AND OPERATIONS FROM INTERCEL, INC.

DECEMBER 23, 1996--ALEXANDRIA, MN--Rural Cellular Corporation (Nasdaq/NMS: RCCC) today announced it has entered into a definitive agreement to acquire the Maine wireless telephone licenses, operations and related assets of Unity Cellular Systems, Inc., a wholly-owned subsidiary of InterCel, Inc. (Nasdaq/NMS: ICEL). Unity markets its wireless service under the name Unicel.


This acquisition, which is expected to be completed in the second quarter of 1997 subject to regulatory approvals, would substantially increase Rural Cellular's base of current and potential customers in a demographically comparable region. The Unicel acquisition will increase Rural Cellular's customer base to more than 65,000 customers. Combined with the Company's PCS joint venture with Aerial Communications, the Unicel acquisition will also increase Rural Cellular's POPs to approximately 1.6 million.

Based in Bangor, Maine's third largest city, Unicel operates in a contiguous region or "footprint" that encompasses: the Bangor, Maine Metropolitan Statistical Area; Maine Rural Service Area (RSA) 3, which includes Augusta, the state capitol; and Maine RSA 2 via Unicel's 51% interest in Northern Maine Cellular Partnership, which is 49%-owned by Cellco Partnership, an affiliate of Bell Atlantic NYNEX Mobile, Inc.

Unicel's service area, which is demographically similar to Rural Cellular's northern Minnesota market, supports a strong pulp and paper industry. Moreover, by providing wireless communications for an important East Coast tourist destination served by I-95--the major north-south artery on the eastern seaboard--Unicel is positioned to generate high-margin roaming revenues.

Known as a provider of high-quality wireless communications services in its service area, Unicel has a history of solid operating results. Unicel posted operating revenues of approximately $12,000,000 for the first nine months of 1996 ended September 30, compared to more than $22,000,000 for Rural Cellular for the same period. Unicel has recently converted its cellular operations to digital TDMA technology.

Richard Ekstrand, Rural Cellular's president and chief executive officer, said:
"The pending acquisition of Unicel represents another key step forward at implementing our long-term growth strategy as a provider of high-quality wireless communications services to the rural marketplace. Like our new PCS joint venture, the addition of Unicel will enable Rural Cellular to significantly expand its base of customers and potential subscribers, at a reasonable cost, in an area with economic and demographic characteristics similar to our traditional northern Minnesota market."

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Ekstrand said Unicel's service-oriented, customer-driven corporate culture represents an excellent match with Rural Cellular's basic business philosophy. He said this strong emphasis on quality service explains why both companies report high rates of customer retention.

Unicel will be operated as a wholly-owned subsidiary of Rural Cellular. Preliminary commitments have been secured for the long-term financing that will support this acquisition.

Headquartered in West Point, Georgia, InterCel is a major provider of wireless services in the southeastern United States. As a leader in the emerging Personal Communications Services (PCS) industry, InterCel's wholly owned subsidiary Powertel, Inc. is a PCS license holder in the Atlanta, Memphis, Birmingham and Jacksonville Major Trading Areas. This area encompasses 180,000 contiguous square miles.

Rural Cellular provides wireless communication services throughout most of northern Minnesota and eastern North Dakota. In August, Rural Cellular announced the signing of a letter of intent with Aerial Communications, Inc. (formerly known as American Portable Telecom Inc.) to establish a joint venture, Wireless Alliance, LLC, for building and operating PCS networks in Duluth, Minnesota; Superior, Wisconsin; and Fargo and Grand Forks, North Dakota. System roll-outs are planned for late 1997.

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FINANCIAL CONTACT:
Wesley E. Schultz (CFO)
320/762-2000

MEDIA:
Ann Elliott (Manager, Corporate Communications)
320/808-2104


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Rural Cellular Corporation's address on the World Wide Web is:
http://www.rccwireless.com

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